APPENDIX IV-5

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-5 is part of the Fund Services Agreement (the “Agreement”), dated January 1, 2018, as amended, between Advisors Preferred Trust (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-5 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
Kensington Managed Income Fund
Kensington Dynamic Growth Fund

The Fund(s) listed above shall collectively be referred to as a “Fund Family.”

SELECTED SERVICES and FEES

Certain identified information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month).

[Fee Schedule Omitted]

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-5, as amended, to the Fund Services Agreement effective as of August 19, 2020.

ADVISORS PREFERRED TRUST By: /s/______________________________ Catherine Ayers-Rigsby President	GEMINI FUND SERVICES, LLC By: /s/_______________________________ Kevin Wolf Executive Vice President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.  The Adviser also agrees, as does Gemini Fund Services, LLC (“GFS”), to the following non-solicitation provision, for purposes of which the Adviser and GFS shall each be referred to as the “Company” and collectively as the “Companies”:

(1) the Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees; (2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and (3) if either Company were to hire any employee of the other Company, the Company whose employee was so hired may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both Companies.  In the event that this provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employee.  For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Advisors Preferred LLC 1445 Research Blvd., Suite 530 Rockville, MD 20850 By: /s/ Name: Catherine Ayers-Rigsby Title: Chief Executive Officer	Gemini Fund Services, LLC 80 Arkay Drive, Suite 110 Hauppauge, NY 11788 By: /s/ Name: Kevin Wolf Title: Executive Vice President

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

Fund Data Web Package

Performance Web Page

•	Comprehensive performance report hosted by GFS
o	Fund performance updated nightly
o	Up to 20 indexes available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
o	Growth of $10,000 graph available

Holdings web page

•	Fund holding updated periodically to meet fund disclosure rules hosted by GFS
o	Fund holding updated periodically to meet fund disclosure rules
o	Top ten report available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

•	Provides historical NAV information for a specified period of time and for a specified fund
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

•	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
o	Request is automatically routed online to the Shareholder Services Team at GFS for processing
o	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)